                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated May 31, 1996, except for Note 12, as to which the date is July 1, 1996, with respect to the consolidated financial statements of AVCOM International, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in this Current Report on Form 8-K filed on or about December 19, 1997, of Signature Resorts, Inc, in the previously filed Registration Statement (Amendment No. 1 to Form S-8 No. 333-15361) and the previously filed Registration Statement (Amendment No. 4 to Form S-3 No. 333-30285) of Signature Resorts, Inc.

                                                           /s/ Ernst & Young LLP

                                                               Ernst & Young LLP

Phoenix, Arizona
December 19, 1997